Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc.
415/956-4477
www.bei-tech.com

BEI TECHNOLOGIES, INC. REPORTS
FISCAL 2004 THIRD QUARTER RESULTS

     SAN FRANCISCO, CA, July 29, 2004 – BEI Technologies, Inc. (Nasdaq: BEIQ) reported consolidated after tax net income for the fiscal 2004 third quarter ended July 3, 2004 of $3,372,000, or $0.23 per share, compared with a consolidated after tax net income of $663,000, or $0.05 per share, for the third quarter of fiscal 2003. Net sales for the quarter increased to $68.8 million compared with $57.1 million in the same period last year, according to Charles Crocker, Chairman and Chief Executive Officer.

Automotive revenues for the third quarter were $40.9 million compared with $32.4 million for the same quarter last year. This increase was a result of higher quantities of GyroChip sensors shipped to BEI’s customers. Industrial sales for the quarter were $21.9 million compared with $18.7 million in the same period last year due primarily to higher potentiometer revenue. Government sales remained level at $6.0 million.

“With the advent of Hungary’s membership in the European Union, BEI’s Hungarian and Polish activities require an additional EU registration which BEI expects to complete in the fourth quarter. Negotiations with a major customer because of the new registration requirement resulted in lowering the selling price in the third quarter on some sensor module assemblies. Though revenue was reduced by $3.5 million due to the lowered selling price, the customer absorbed some third party assembly costs for the units, so profitability was not affected”, Crocker commented.

Gross margin remained at 24.9% for the current quarter compared with 24.9% for the same quarter in the prior year. Margins were unfavorably impacted by increased overtime, product expediting and approximately $0.8 million of inventory write downs. These impacts were offset by the favorable margin rates on the sensor module assemblies noted above. Selling, general, administrative and other (SG&A) spending as a percentage of sales decreased to 11.7% compared with the prior year third quarter of 14.8% primarily as a result of a higher sales base. The SG&A rate also decreased because of the reversal of previously booked expenses associated with an adverse lower court ruling in a dispute with a former landlord in Arkansas which an Appellate Court reversed. Research and development spending as a percentage of sales decreased to 5.4% compared with 7.0% in the prior year third quarter primarily as a result of higher sales and lower spending on silicon gyro development.

Cash provided by operations for the quarter was positive with our cash balance increasing to $11.5 million. Equipment purchases for the quarter were $3.4 million. Inventory increased due to a build-up at Systron Donner Automotive of components awaiting parts for further assembly.

NINE MONTH RESULTS

For the nine month period ended July 3, 2004, BEI reported consolidated after tax net income of $8,879,000, or $0.61 per share, versus a net income of $3,315,000, or $0.23 per share, in the comparable period of fiscal 2003. Sales in the nine month period ended July 3, 2004 were $211.2 million, compared to $158.9 million reported in the comparable period of the prior year. Increased sales to automotive customers accounted for the majority of the increase.

Selling, general, administrative and other spending for the nine-month period ended July 3, 2004 was $26.0 million, a slight increase from the previous year spending of $25.8 million. Increased SG&A spending to support higher sales levels was partially offset by a reduction in current year legal expenses associated with litigation. Development spending year to date decreased to $10.4 million from $12.2 million in the prior year to date period due to reduced silicon gyro spending.

Crocker concluded, “Our previously announced GyroChip capacity expansion to 4.5 million units of annual capacity continues on plan. Most equipment is in place but “run-at-rate” validation on some equipment is not yet completed. We continue to run at surge capacity utilizing all available work shifts to supply demand. Operating efficiency is negatively affected by increased overtime, shipping costs and machinery wear. We expect this to continue in the fourth quarter as a result of GyroChip demand in excess of 1 million units.”

BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, optical encoders and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to FY 2003 except for a decrease in production in fiscal 2002 due to increased competition. The Company is currently transitioning to its next generation of automotive inertial quartz-based sensor products, remotely mounted multi-sensor clusters with CAN bus and a multi-rate sensor package suitable for incorporation into electronic systems modules. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, pressure sensors, and other devices used in transportation systems. GyroChip is registered trademarks of the Company. BEI Systron Donner Automotive is an operating division of BEI Technologies, Inc.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to future timely development, acceptance and pricing of new products; potential impact of competitive products and their price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers and strategic partners, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2003.

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BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 3,
	2004	September 27,
	(Unaudited)	2003*

ASSETS
Cash and cash equivalents	$11,523	$9,211
Restricted investments	4,279	5,185
Trade receivables, net	34,978	37,271
Inventories, net	27,006	24,190
Other current assets	13,156	12,915

Total current assets	90,942	88,772
Property, plant and equipment, net	38,871	37,123
Acquired technology	306	542
Goodwill	1,612	1,612
Other assets, net	5,435	5,404

	$137,166	$133,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$22,568	$15,680
Accrued expenses and other liabilities	24,712	27,503
Income tax payable	—	689
Current portion of long-term debt	7,260	7,117

Total current liabilities	54,540	50,989
Long-term debt, less current portion	10,688	17,494
Other liabilities	3,069	6,329
Stockholders’ equity	68,869	58,641

	$137,166	$133,453

*	Based on audited information included on Form 10-K for fiscal year ended September 27, 2003

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)
Unaudited

	Quarter Ended		Nine Months Ended

	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Net sales	$68,827	$57,103	$211,163	$158,906
Cost of sales	51,726	42,898	160,347	119,629

	17,101	14,205	50,816	39,277
Selling, general, administrative and other expenses	8,062	8,458	25,950	25,756
Research, development and related expenses	3,717	3,987	10,367	12,209

Income from operations	5,322	1,760	14,499	1,312
Interest expense	295	462	1,016	1,472
Other income (expense)	328	(231)	609	5,396

Income before income taxes	5,355	1,067	14,092	5,236
Provision for income taxes	1,983	404	5,213	1,921

Net income	$3,372	$663	$8,879	$3,315

BASIC EARNINGS PER COMMON SHARE

Net income per common share	$0.24	$0.05	$0.62	$0.23

Weighted average shares outstanding	14,338	14,141	14,291	14,117

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Net income per common and common equivalent share	$0.23	$0.05	$0.61	$0.23

Weighted average shares outstanding	14,709	14,224	14,641	14,246

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited

	Quarter Ended		Nine Months Ended

	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003

Net income	$3,372	$663	$8,879	$3,315
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	2,308	2,645	7,851	7,808
Other	(2,312)	1,958	(500)	1,756

Net cash provided by operating activities	3,368	5,266	16,230	12,879
Net cash used in investing activities	(2,014)	(1,530)	(6,490)	(8,149)
Net cash provided by (used in) financing activities	45	(3,778)	(7,428)	(5,193)

Net increase (decrease) in cash and cash equivalents	1,399	(42)	2,312	(463)
Cash and cash equivalents at beginning of period	10,124	3,997	9,211	4,418

Cash and cash equivalents at end of period	$11,523	$3,955	$11,523	$3,955

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